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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-82773

          SIXTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 1999

                        1,512,514 SHARES OF COMMON STOCK

                                  GO2NET, INC.

         This Sixth Prospectus Supplement (the "Sixth Prospectus Supplement") supplements the Prospectus dated July 27, 1999, the First Prospectus Supplement dated September 28, 1999 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 15, 1999 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 18, 1999 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated January 17, 2000 (the "Fourth Prospectus Supplement") and the Fifth Prospectus Supplement dated February 23, 2000 (the "Fifth Prospectus Supplement") of Go2Net, Inc. relating to the public offering, which is not being underwritten, and sale of up to 1,512,514 shares of common stock, par value $.01 per share of Go2Net, which may be offered and sold from time to time by the selling shareholders of Go2Net identified in the Prospectus or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Go2Net will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by Go2Net in connection with Go2Net's acquisition of:

         - Haggle Online, Inc. a Delaware corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

         - USA Online, Inc., a New Jersey corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

         - IQC, Corporation, a California corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net; and

         - Authorize.Net Corporation, a Utah corporation, pursuant to a merger with and into a wholly owned subsidiary of Go2Net.

         The "Selling Shareholders" section beginning on page 16 of the Prospectus is hereby supplemented to reflect the transfer made after the date of the Prospectus by Christian Lovejoy to Christian Lovejoy and Shauna Lovejoy JTWROS in the amount of 4,400 shares. This Sixth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement except to the extent that the information herein contained supercedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement.


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         THE DATE OF THIS SIXTH PROSPECTUS SUPPLEMENT IS MARCH 10, 2000.

                              SELLING SHAREHOLDERS

         On February 24, 2000, of the Shares beneficially owned by Christian Lovejoy, reflected in the Prospectus, 4,400 of which were transferred to Christian Lovejoy and Shauna Lovejoy JTWROS.

         The table of Selling Shareholders in the Prospectus is hereby amended to reflect such transfer and supplemented to specifically include Shares received in such transfer.